Exhibit (a)(5)(lxxxiii)

On Februrary 8, 2011, Paul Huck, Senior Vice President and Chief Financial Officer of Air Products and Chemicals, Inc., gave a presentation at the Barclays Capital Industrial Select Conference relating to various matters.  Below is a transcript of the portions of the presentation related to Air Products’ tender offer for all of the outstanding shares of common stock of Airgas, Inc.  The presentation was posted for replay.

AIR PRODUCTS AND CHEMICALS, INC.
Barclays Capital Industrial Select Conference
Moderator: Duffy Fischer
02-08-11/10:40 a.m. ET

AIR PRODUCTS AND CHEMICALS, INC.

Moderator:  Duffy Fischer
February 8, 2011
10:40 a.m. ET

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Thanks, Duffy.  You just -- one of the things that I will clear up here in the beginning, because I don't have any slides on it, but obviously, to those of you who followed us, our proposed acquisition of Airgas is reaching a conclusion here shortly, within the next few months or so.

We have an important decision today, which is currently being argued on the arguments court right now as we speak in the Delaware courts on the “poison pill.”  We have our best and final offer for $70, and we will see how this plays out.  We think we have the better case, but that's for the judge to rule.

In any event, we believe we have a great story.  We believe that Air Products is a great story, a great investment with or without Airgas.  I will focus the conversation today, as we go through, on the “without Airgas” case for us, so let's turn to the presentation.

First slide we have here is the language in the -- safe harbor language on the forward-looking statements.  We will have those in this presentation, so please read this and be warned.  Also, for the stuff which we made about Airgas, here is the disclosure on that as to where we stand.

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Then we take a look at the market opportunities.  We look at this and we say, “Well, where do I get benefits here?”  You really get benefits on the greater sales coverage, your ability to cross-sell and sell those bulk and packaged gases to a customer.  You can sell both bulk and on-sites to a customer, or you can sell all three to a customer and get those things, and also, the ability to bundle the products, and hence, some of the interest which we have in Airgas.

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